Exhibit 99.1

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PRESS RELEASE

Renee Brotherton	Kevin Kessel
Corporate Communications	Investor Relations
1(408) 576-7189	1 (408) 576-7985
renee.brotherton@flextronics.com	kevin.kessel@flextronics.com

FLEXTRONICS APPOINTS SUPPLY CHAIN VETERAN TO ITS BOARD OF DIRECTORS

San Jose, CA January 10, 2014—Flextronics (NASDAQ: FLEX) announced today that Marc A. Onetto, has been appointed to the Company’s Board of Directors.

Mr. Onetto was the Senior Vice President of Worldwide Operations and Customer Service at Amazon.com from 2006 to 2013. In this role, he led the supply chain, warehousing, transportation and customer support operations of the largest e-retailer in the world. From 2003 to 2006, he was Executive Vice President of Worldwide Operations for Solectron, which was acquired by Flextronics in 2007. Prior to Solectron, he had a successful 15 year career with GE where his last assignment was Vice President of GE European operations. Before that, Mr. Onetto held several senior leadership positions at GE Medical Systems as Europe Service Vice President, Global CIO, and Head of Global Quality and Officer in charge of Global Manufacturing and Supply Chain. Mr. Onetto was also one of GE’s Six Sigma pioneers and spearheaded the globalization and quality transformation of GE Medical Systems.

“Marc is a seasoned supply chain expert and pioneer and has extensive experience as an officer of large, complex technology companies, and a significant understanding of the Company’s business and industry,” said Mike McNamara, chief executive officer of Flextronics. “We are very honored to welcome Marc to our Board and look forward to his leading-edge thinking and insights in the Flextronics Boardroom.”

About Flextronics

Flextronics (Reg. No. 199002645H) is a leading end-to-end supply chain solutions company that delivers design, engineering, manufacturing and logistics services to a range of industries and end-markets, including data networking, telecom, enterprise computing and storage, industrial, capital equipment, appliances, automation, medical, automotive, aerospace and defense, energy, mobile, computing and other electronic product categories. Flextronics is an industry leader with more than $24 billion in annualized sales, generated from helping its customers design, build, ship, and service their products through an unparalleled network of facilities in more than 30 countries and across four continents. Flextronics’ service offerings and vertically integrated component technologies optimize customer supply chains by lowering costs, increasing flexibility, and reducing time-to-market. For more information, visit www.flextronics.com or follow us on Twitter @flextronics.

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